Optinose Announces 3-Month Extension of FDA Review Period for the Supplemental New Drug Application for XHANCE
The application is based on phase 3 results from the ReOpen clinical trial program showing XHANCE significantly reduced symptoms and sinus opacification in participants with chronic rhinosinusitis

If approved, XHANCE is expected to be the first and only drug indicated for the treatment of chronic rhinosinusitis, a diagnosis which is assigned at approximately 10 million patient visits annually

YARDLEY, Pa., Dec. 06, 2023— Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today announced that the U.S. Food and Drug Administration (FDA) has extended by three months the review period of its supplemental new drug application (sNDA) requesting approval of XHANCE as a treatment for chronic rhinosinusitis. The updated Prescription Drug User Fee Act (PDUFA) goal date is March 16, 2024.

On November 15, 2023, as part of the ongoing sNDA review, the FDA requested that Optinose submit additional efficacy subset analyses of existing clinical data from one of the two trials submitted in the sNDA: ReOpen1. Optinose submitted the requested analyses on November 22, 2023. On December 4, 2023, the FDA notified Optinose that it will require additional time to review this submission (which the FDA deemed a major amendment), and that the PDUFA goal date would be extended to March 16, 2024. The additional efficacy subset analyses requested by the FDA evaluated the subgroup of patients in ReOpen1 consisting of patients without nasal polyps plus those patients with a nasal polyp grade of one or less at trial entry.

“Chronic sinusitis is one of the top diagnoses made in adult outpatient visits, with approximately 10 million physician office visits coded annually, yet there is a high level of morbidity and no FDA approved drug treatments for the majority of chronic sinusitis patients, those who do not have nasal polyps,” stated Ramy Mahmoud, MD, MPH, CEO of Optinose. “We believe the ReOpen trials demonstrated important clinical benefits XHANCE could offer chronic sinusitis patients and, if approved, we look forward to providing doctors and their patients the first-ever medication to treat all chronic sinusitis patients, including those with or without nasal polyps.”

XHANCE® (fluticasone propionate) nasal spray is a drug-device combination product that combines the most widely used nasal anti-inflammatory drug with the innovative Exhalation Delivery System™ (EDS™). The EDS is designed to uniquely deliver drug high and deep into difficult-to-access sinuses and sinonasal drainage tracts.

For additional information regarding the subset analyses described in this release please refer to Optinose’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2023.

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. To learn more, please visit www.optinose.com or follow us on X and LinkedIn.

Cautionary Note on Forward-Looking Statements This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the potential benefits of XHANCE for the treatment of chronic sinusitis (also referred to as, chronic rhinosinusitis without nasal polyps); the potential for XHANCE to be the first FDA approved drug product for chronic sinusitis and the potential benefits of such label expansion; the potential for an FDA action on the sNDA in March 2024; and other statements regarding the Company's future operations, prospects, objectives and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: physician and patient acceptance of XHANCE for its current and any potential future indication; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (market access) including any future indication; the prevalence of chronic sinusitis and market opportunities for XHANCE may be smaller than expected; potential for varying interpretation of the results from the ReOpen program; uncertainties related to the clinical development program and regulatory approval of XHANCE for the treatment of chronic rhinosinusitis; the potential that the FDA does not meet the PDUFA goal date; the Company’s ability to comply with the covenants and other terms of the Amended and Restated Pharmakon Note Purchase Agreement; the Company's ability to continue as a going concern; risks and uncertainties relating to intellectual property; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in our most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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